CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Mutual Fund Series Trust and to the use of our report dated August 29, 2016 on the financial statements and financial highlights of the Eventide Gilead Fund, Eventide Healthcare & Life Sciences Fund, and Eventide Multi-Asset Income Fund, each a series of shares of beneficial interest of Mutual Fund Series Trust. Such financial statements and financial highlights appear in the June 30, 2016 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

October 27, 2016